Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, MARCH 1, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS FOURTH QUARTER AND YEAR END 2005 RESULTS

$20 Million Milestone Payment from GSK Contributes to Profitability

Lornoxicam Phase II Studies Initiated in Acute Pain and Migraine

Chapel Hill, N.C., March 1, 2006 — POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2005.

Fourth-Quarter Results

POZEN reported net income of $16.1 million, or $0.54 per share on a diluted basis, for the fourth quarter of 2005, compared to a net loss of $8.4 million, or $0.29 per share on a diluted basis, for the fourth quarter of 2004.

Revenue for the quarters ended December 31, 2005 and December 31, 2004 totaled $22.2 and $2.4 million, respectively. Revenue for the fourth quarter of 2005 resulted from the amortization of upfront payments received pursuant to collaboration agreements for MT 300™ and Trexima™, and receipt of a $20 million milestone payment from GlaxoSmithKline (GSK) for the acceptance for review of the Trexima New Drug Application (NDA) by the U.S. Food and Drug Administration (FDA).

Operating expenses for the fourth quarter of 2005 totaled $6.5 million as compared to $11.1 million for the comparable period in 2004. The decrease in operating expenses resulted from a reduction in costs related to Trexima development, partially offset by an increase in costs associated with the PPI/NSAID and lornoxicam development programs.

At December 31, 2005, cash, cash equivalents and short-term investments totaled $45.8 million compared to $51.8 million at December 31, 2004.

Twelve-Month Results

POZEN reported net income of $2.0 million, or $0.07 per share on a diluted basis, for the twelve-month period ended December 31, 2005, compared with a net loss of $5.3 million, or $0.18 per share on a diluted basis, for the same period in 2004.

For the twelve months ended December 31, 2005, POZEN reported revenue of $28.6 million compared to $23.1 million for the same period in 2004. Revenue for the period ended December 31, 2005 resulted from the amortization of payments received under collaboration agreements for MT 100™, MT 300, and Trexima, and the receipt of a $20.0 million milestone payment from GSK for the acceptance for review of the Trexima NDA by the FDA. Revenue for the period ended December 31, 2004 also included the amortization of payments for MT 100, MT 300, and Trexima, and the receipt of a $15.0 million milestone payment from GSK at the commencement of Phase III clinical trial activity for Trexima.

Operating expenses for the twelve months ended December 31, 2005 were $28.0 million as compared to $29.1 million for the comparable period in 2004. The decrease in operating expenses was due primarily to a reduction in the costs associated with the Trexima development, partially offset by an increase in costs associated with the PPI/NSAID and lornoxicam development programs, an increase in personnel related expenses for our research and development activities, and an increase in costs associated with public company activities.

Corporate Highlights

POZEN received a $20 million milestone payment from GSK during the fourth quarter 2005 upon the acceptance for review of the Trexima NDA by the FDA.

GlaxoSmithKline is scheduled to present data from the Phase III pivotal trials for Trexima at the American Academy of Neurology scientific meeting in San Diego on April 4-5, 2006.

The Superior Court for the County of Orange in the State of North Carolina has dismissed in its entirety “with prejudice” the consolidated shareholder derivative lawsuit previously pending against certain of POZEN’s current and former directors and officers.

The company initiated Phase II studies for its injectable lornoxicam product candidate during the fourth quarter of 2005 in acute pain and migraine.

The United Kingdom’s Medicines and Healthcare Products Regulatory Agency (MHRA) issued a Marketing Authorization for MT 100 for the acute treatment of migraine.

Financial Guidance

For the first quarter of 2006, POZEN expects total revenue to be approximately $2 million, and total operating expenses to be in the range of $6 million to $8 million (excluding non-cash option-based compensation expenses).

For the 2006 year, POZEN expects total revenue to be in the range of $26 million to $30 million, which includes two anticipated $10 million milestone payments from GSK. Total operating expenses for the 2006 year are expected to be in the range of $32 million to $36 million (excluding non-cash option-based compensation expenses) and will vary depending upon the timing and pace of our development programs, particularly the PPI/NSAID Phase III programs. Non-cash option-based compensation expenses for 2006 are expected to be in the range of $6.8 million to $7.2 million.

Fourth-Quarter/Year End Results Webcast

POZEN will hold a webcast to present fourth quarter and year end results and management’s outlook on Wednesday, March 1, 2006 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of acute and chronic pain, migraine, and other pain-related conditions. POZEN has a development and commercialization alliance with GlaxoSmithKline. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$22,236,999	$2,417,409	$28,647,374	$23,087,908
Operating expenses:
General and administrative	1,986,594	2,589,357	9,185,251	8,660,832
Research and development	4,537,329	8,495,466	18,769,223	20,398,748

Total operating expenses	6,523,923	11,084,823	27,954,474	29,059,580
Interest and other income	419,203	247,858	1,265,710	711,200

Net income (loss) attributable to common stockholders	$16,132,279	$(8,419,556)	$1,958,610	$(5,260,472)

Basic net income (loss) per common share	$0.56	$(0.29)	$0.07	$(0.18)

Shares used in computing basic net income (loss) per common share	28,999,471	28,852,743	28,939,302	28,748,540

Diluted net income (loss) per common share	$0.54	(0.29)	$0.07	(0.18)

Shares used in computing diluted net income (loss) per common share	30,042,801	28,852,743	29,623,207	28,748,540

POZEN Inc.

Balance Sheet

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$27,467,789	$51,764,129
Short-term investments	18,370,701	—
Prepaid expenses and other current assets	613,682	1,064,032

Total current assets	46,452,172	52,828,161
Equipment, net of accumulated depreciation	234,839	467,688

Total assets	$46,687,011	$53,295,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,443,676	$2,330,349
Accrued compensation	2,591,633	1,182,848
Accrued expenses	1,201,023	1,626,829
Deferred revenue	6,552,000	8,680,092

Total current liabilities	11,788,332	13,820,118
Long-term liabilities:
Deferred revenue	1,000,000	7,764,978

Total liabilities	12,788,332	21,585,096
Total stockholders’ equity	33,898,679	31,710,753

Total liabilities and stockholders’ equity	$46,687,011	$53,295,849